EXHIBIT 15

Letter re: Unaudited Interim Financial Information

May 10, 2017

The Board of Directors and Shareholders

CVS Health Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of the CVS Health Corporation 2017 Incentive Compensation Plan of our report dated May 2, 2017, relating to the unaudited condensed consolidated interim financial statements of CVS Health Corporation that are included in its Form 10-Q for the quarter ended March 31, 2017.

/s/ Ernst & Young LLP
Ernst & Young LLP
Boston, Massachusetts